SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 17, 2006 (March 16, 2006)
Date of Report (Date of earliest event reported)
Hayes Lemmerz International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578_

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)
HLI Operating Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-107539	30-0167742

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
15300 Centennial Drive, Northville, Michigan 48168
(Address of principal executive offices)            (Zip Code)
(734) 737-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. Costs Associated with Exit or Disposal Activities.
     On March 16, 2006, Hayes Lemmerz International, Inc. (the “Company”) approved plans for the closure of its Huntington, Indiana aluminum wheel manufacturing facility. The closure will result in the elimination of approximately 185 employee positions. The Company expects the closure to be completed by the end of July 2006. As part of management’s on-going rationalization initiatives, the decision to close the Huntington facility was based on improving capacity utilization and overall efficiency of the Company as certain customer programs supplied by the Huntington facility are being discontinued. Remaining production will be transferred to the Company’s other aluminum wheel facilities in North America.
     The Company estimates that the closure plan will result in a charge to earnings of approximately $9.2 million in fiscal 2006. Estimates of the total cost the Company expects to incur for each major type of cost associated with the plan are: (i) $4.0 million for lease termination costs; (ii) $2.4 million for severance benefits and employee termination costs, including worker’s compensation charges; (iii) $0.6 million for asset impairments related to a write-down of supplies to net realizable value; (iv) $1.5 million for plant closing costs and decommissioning costs; and (v) $0.7 million in other associated costs. Net cash outlays related to the closure are expected to be approximately $8.6 million.
     The Company announced its decision to close the Huntington facility today in the press release which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.
By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and Secretary

Dated: March 17, 2006
Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HLI OPERATING COMPANY, INC.
By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and Secretary

Dated: March 17, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the Company dated March 17, 2006.